Exhibit 99.1

Investors:
David Gennarelli, david.gennarelli@autodesk.com, 415-507-6033
Katie Blanchard, katherine.blanchard@autodesk.com, 415-507-6034

Press:	Pam Pollace, pam.pollace@autodesk.com, 415-547-2441
Caroline Kawashima, caroline.kawashima@autodesk.com, 415-547-2498

AUTODESK HOLDS ANNUAL INVESTOR DAY MEETING

Repurchases 8 Million Shares of Common Stock

Raises Previously Announced Guidance for Fiscal 2009

SAN RAFAEL, Calif., April 24, 2008— Autodesk, Inc. (NASDAQ: ADSK) announced that key members of its senior management team will present an overview of the company's strategy at its Annual Investor Day meeting today. At the event, management will illustrate the company’s long-term growth opportunities, global market and industry trends, as well as its industry-leading execution. In anticipation of the meeting, the company is providing an update on its financial guidance for the first quarter, second quarter and full year of fiscal 2009.

“We are very pleased to get fiscal 2009 off to such a solid start, which demonstrates the resiliency of our diversified business – across industries and geographies,” said Carl Bass, Autodesk president and CEO. “Our business in international markets, both developed countries and emerging economies, remains strong. As expected, our performance in the Americas is consistent with the performance we experienced last quarter.

“We’ve also taken measures to optimize our business,” continued Bass. “During the quarter we will spend approximately $8 million on cost reduction initiatives including prioritization of projects and resource reorganization. These costs were not in our original forecast when we provided our first quarter guidance in February. However, we believe these actions will aid future growth of the company and strengthen our financial position. With a solid performance expected in our first quarter results, a diversified product portfolio and diversified geographic mix, we feel confident about our overall business for the rest of fiscal 2009.”

In addition, during the first quarter of fiscal 2009 the company used approximately $257 million to buy back approximately 8 million shares of common stock at an average price of $32.06.

The following statements are forward-looking statements which are based on current expectations and which involve risks and uncertainties, some of which are set forth below.

First Quarter Fiscal 2009

With less than one week remaining in the first quarter, revenue is now expected to be between $590 million and $595 million. The previously provided guidance range for revenue was $575 million to $585 million.

GAAP earnings per diluted share are now expected to be in the range of $0.37 and $0.38. Previously provided guidance for GAAP earnings per diluted share was $0.35 to $0.37. Non-GAAP earnings per diluted share are now expected to be in the range of $0.47 and $0.48 and exclude $0.08 related to stock-based compensation expense and $0.02 for the amortization of acquisition related intangibles. Previously provided guidance for non-GAAP earnings per diluted share was $0.46 to $0.48.

Second Quarter Fiscal 2009

For the second quarter of fiscal 2009, revenue is now expected to be between $600 million and $610 million. Previously provided guidance for revenue was about $590 million.

GAAP earnings per diluted share are now expected to be in the range of $0.42 and $0.44. Previously provided guidance for GAAP earnings per diluted share was about $0.40. Non-GAAP earnings per diluted share are now expected to be in the range of $0.52 and $0.54 and exclude $0.07 related to stock-based compensation expense and $0.03 for the amortization of acquisition related intangibles. Previously provided guidance for non-GAAP earnings per diluted share was approximately $0.50.

Fiscal Year 2009

Revenue is now expected to be between $2.45 billion and $2.50 billion, representing a 13 percent to 15 percent increase over fiscal 2008. Previously issued guidance range for revenue was $2.425 billion and $2.475 billion.

For fiscal 2009, GAAP earnings per diluted share are now expected to be in the range of $1.81 and $1.91. Non-GAAP earnings per diluted share are now expected to be in the range of $2.20 and $2.30 and exclude $0.29 related to stock-based compensation expense and $0.10 for the amortization of acquisition related intangibles and the write off of acquired IPR&D. Previously provided guidance for GAAP earnings per diluted share was $1.75 to $1.85. Previously provided guidance for non-GAAP earnings per diluted share was $2.15 to $2.25.

Annual Investor Day Meeting Webcast

Autodesk’s management team plans to discuss its business strategy at its Annual Day Investor meeting being held today in New York City. As previously announced, a live webcast of today's Annual Investor Day meeting will be available beginning at 8.30 a.m. eastern time at www.autodesk.com/investors. A webcast and podcast replay of the event will be available beginning later today on our website at www.autodesk.com/investors. This replay will be maintained on our website for at least twelve months.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements about our expected financial performance for the first quarter of fiscal 2009, the second quarter of fiscal 2009 and the entire fiscal 2009, and statements about our cost structure, financial position and expected geographic mix of revenue. Factors that could cause actual results to differ materially include the following: general market and business conditions, our performance in particular geographies, including emerging economies, difficulties encountered in integrating new or acquired businesses and technologies, fluctuation in foreign currency exchange rates, unexpected fluctuations in our tax rate, the timing and degree of expected investments in growth opportunities, slowing momentum in maintenance or subscription revenues, failure to achieve sufficient sell-through and efficiencies in our channels for new or existing products, pricing pressure, failure to achieve continued cost reductions and productivity increases, failure to achieve continued migration from 2D products to 3D products, changes in the timing of product releases and retirements, failure of key new applications to achieve anticipated levels of customer acceptance, failure to achieve continued success in technology advancements, the financial and business condition of our reseller and distribution channels, interruptions or terminations in the business of the Company’s consultants or third party developers, and unanticipated impact of accounting for technology acquisitions.

Further information on potential factors that could affect the financial results of Autodesk are included in the Company’s report on Form 10-K for the year ended January 31, 2008, which is on file with the Securities and Exchange Commission. Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

Autodesk, Inc. is the world leader in 2D and 3D design software for the manufacturing, building and construction, and media and entertainment markets. Since its introduction of AutoCAD software in 1982, Autodesk has developed the broadest portfolio of state-of-the-art digital prototyping solutions to help customers experience their ideas before they are real. Fortune 1000 companies rely on Autodesk for the tools to visualize, simulate and analyze real-world performance early in the design process to save time and money, enhance quality and foster innovation. For additional information about Autodesk, visit http://www.autodesk.com.

Note: Autodesk is a registered trademark of Autodesk, Inc., in the US and/or other countries. All other brand names, product names or trademarks belong to their respective holders.